EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group Adviser Funds of our report dated December 20, 2024, relating to the financial statements and financial highlights of Delaware Diversified Income Fund (now known as Macquarie Diversified Income Fund), which appears in Delaware Group Adviser Funds' Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 25, 2025